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As Filed With The Securities and Exchange Commission on December 31, 2002

Registration Number: 333-87098

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CENTIV, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	58-2033795 (IRS Employer Identification No.)

998 Forest Edge Drive
Vernon Hills, Illinois 60061
(847) 876-8300
(Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

Thomas M. Mason
Chief Financial Officer
Centiv, Inc.
998 Forest Edge Drive
Vernon Hills, Illinois 60061
(847) 876-8300
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Stephen Tsoris, Esq.
Gardner Carton & Douglas
191 N Wacker Drive, Suite 3700
Chicago, Illinois 60606

        Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this registration statement as the selling stockholders shall determine.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Class A Common Stock, par value $0.001 per share	119,837	$0.30	$35,952	$4

(1)
Represents the number of shares of Class A Common Stock initially issuable upon exercise of certain options and warrants to purchase Class A Common Stock. These shares are in addition to the 4,478,000 shares registered pursuant to the initial filing of this registration statement on April 26, 2002 and covered by the prospectus included in this registration statement. This registration statement also shall cover any additional shares of Class A Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Class A Common Stock, as well as any additional shares of Class A Common Stock that become issuable as a result of antidilution provisions.
(2)
Estimated solely for purposes of determining the amount of the registration fee, in accordance with Rule 457(c) based on the average of the high and low prices of Centiv, Inc. common stock as reported by the NASDAQ SmallCap Market on December 24, 2002.
(3)
This registration fee is in addition to the $342 paid with respect to the 4,478,000 shares registered pursuant to the initial filing of this registration statement and paid at the time of such initial filing.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vernon Hills and State of Illinois on the 31st day of December 2002.

CENTIV, INC. (Registrant)
/s/ William M. Rychel William M. Rychel Chief Executive Officer

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities indicated on the 31st day of December 2002.

/s/ WILLIAM M. RYCHEL William M. Rychel President and Chief Executive Officer Director	/s/ THOMAS M. MASON Thomas M. Mason Vice President of Finance, Chief Financial Officer and Chief Accounting Officer Director
* Frank X. Dalton Director	* Steven J. Caravale Chairman and Director
* Albert E. Sisto Director	* Kim Fiel Director
* /s/ THOMAS M. MASON Pursuant to Power of Attorney included in Registration Statement (File No. 333-87098) filed on April 26, 2002.

S-1

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SIGNATURES